Exhibit 5.1

October 31, 2016

EV Energy Partners, L.P.

1001 Fannin Street, Suite 800

Houston, Texas 77002

Re: Registration Statement on Form S-8 of 5,000,000 Common Units of EV Energy Partners, L.P.

Ladies and Gentlemen:

We have acted as counsel to EV Energy Partners, L.P., a Delaware limited partnership (the “Partnership”) in connection with the filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) of a registration statement on Form S-8 (the “Registration Statement”) by the Partnership relating to the registration of 5,000,000 common units (the “Common Units”) representing limited partner interests in the Partnership, issuable pursuant to the Partnership’s 2016 Long-Term Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

For purposes of the opinions we express below, we have examined originals, or copies certified or otherwise identified of (a) the Plan, (b) the First Amended and Restated Agreement of Limited Partnership, as amended, of the Partnership (the “Partnership Agreement”) and the Certificate of Limited Partnership of the Partnership, (c) the First Amended and Restated Agreement of Limited Partnership of EV Energy GP, L.P., a Delaware limited partnership and the general partner of the Partnership (the “General Partner”) and the Certificate of Limited Partnership of the General Partnership, (d) the Amended and Restated Limited Liability Company Agreement of EV Management, LLC, a Delaware limited liability company and the general partner of the General Partner (“Management”), and the Certificate of Formation of Management, (e) the resolutions of the Board of Directors of Management (f) the Registration Statement and all exhibits thereto, (g) partnership and limited liability company records of the Partnership, the General Partner and Management, as applicable, (h) certificates of public officials and of officers or other representatives of the Partnership, the General Partner and Management and (i) such other records, instruments and documents as we have deemed relevant and necessary for purposes of the opinion stated herein.

As to questions of fact material to the opinions expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the Partnership contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Partnership.

EV Energy Partners, L.P. October 31, 2016 Page 2

In making the foregoing examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto, and (v) that all factual information on which we have relied was accurate and complete.

We have not considered, and express no opinion herein as to, the laws of any state or jurisdiction other than the Delaware Revised Uniform Limited Partnership Act (the “Act”) and the Delaware Limited Liability Company Act (the “LLC Act”), both as currently in effect.

We have also assumed that, at the time of the issuance of the Common Units, (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and will remain effective, (ii) no stop order of the Commission preventing or suspending the use of the prospectus described in the Registration Statement will have been issued, (iii) the prospectus described in the Registration Statement and any required supplement thereof will have been delivered to the recipient of the Common Units as required in accordance with applicable law, (iv) the resolutions of the Board of Directors of Management referred to above will not have been modified or rescinded, (v) the Partnership will receive consideration for the issuance of the Common Units required by the Plan, (vi) all requirements of the Act, the LLC Act, the Partnership Agreement and the Certificate of Limited Partnership of the Partnership will be complied with when the Common Units are issued, (vii) sufficient Common Units will be authorized for issuance under the Partnership Agreement that have not otherwise been issued or reserved for issuance and (viii) the issuance of the Common Units will not result in a violation of any agreement or instrument then binding upon the Partnership or any order of any court or governmental body having jurisdiction over the Partnership.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon the issuance of the Common Units in accordance with the terms of the Plan and the instruments executed pursuant to such Plan, the Common Units will be validly issued, fully paid and non-assessable.

EV Energy Partners, L.P. October 31, 2016 Page 3

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP